EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Wisconsin Central Transportation Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2001, relating to the consolidated balance sheets of Wisconsin Central Transportation Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Wisconsin Central Transportation Corporation.

                                           KPMG LLP

Chicago, Illinois
June 11, 2001